UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Luther Burbank Corporation

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To Our Luther Burbank Savings Employees:

I have some very exciting news, which you may already have heard. This evening we announced that we have entered into a definitive agreement to combine with Washington Federal, Inc. (“WaFd”).  Attached please find a copy of the joint press release we issued this evening with WaFd regarding the proposed transaction.

Luther Burbank’s Board of Directors and senior executive management team believe this will be a transformative transaction for our institution. We plan to discuss this announcement during a Town Hall meeting that we have scheduled tomorrow morning at 8:15 a.m. PT. You should have received a calendar invitation for this meeting, and we strongly encourage you to attend.  Brent Beardall, who is the CEO of WaFd, will be joining Vic and me on the call, during which we plan to provide an overview of WaFd and the transaction and address questions that you may have.

After tomorrow morning’s Town Hall, we will circulate some prepared Questions and Answers (the “Q&A”), recognizing that you may have many questions.  We also have established a new email box for you to submit any questions that you have regarding this transaction. Please review the prepared Q&A prior to sending questions to the new email address. We intend to communicate with all of you on an ongoing basis as we progress through the next several months preparing to consummate this combination.

Importantly, although we made this announcement this evening, nothing changes in terms of how we conduct our business. We will need to proceed through a series of approvals before we are able to complete the combination.  In the interim, we continue to operate as Luther Burbank Savings, and it is truly business as usual.

Finally, Brent and some of his team members will be joining Vic and me Tuesday, Wednesday and Thursday this week as we visit several of our offices.  We will publish in short order the schedule of when we will be at the various locations.  Please try to work in the office on the day when we will be visiting your location. I am confident you will enjoy meeting Brent and his team and learning more about WaFd, its legacy, and our shared values and commitment to our employees, clients and the communities we serve.

Thank you all very much, and I look forward to speaking with you at 8:15 a.m. PT tomorrow morning on our Town Hall.

Sincerely,

Simone